UNITED STATES SECURITIES AND EXCHANGE COMMISSION

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RUBICON TECHNOLOGY, INC.
(Name of Registrant as Specified in its Charter)

PARAGON TECHNOLOGIES, INC.
GAD PARTNERS FUND LP
GAD CAPITAL MANAGEMENT LLC
HESHAM M. GAD
JACK H. JACOBS
DEBORAH R. MERTZ
SAMUEL S. WEISER
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Glass Lewis Recommends Rubicon Shareholders Vote FOR Paragon Directors Gad and Jacobs Citing Rubicon’s Poor Corporate Governance and Financial Performance

ATLANTA, GA – June 14, 2016 – Leading proxy advisory firm Glass Lewis has recommended that Rubicon shareholders vote FOR the election of Messrs. Hesham Gad and Jack Jacobs on the BLUE proxy card noting the credibility of Paragon’s plan to create tangible shareholder value for shareholders:

“[Mr. Gad] has articulated a number of potential strategic actions that would appear to offer some potential upside for shareholders, in our view, including shuttering underperforming segments of the business and seeking to monetize real estate and machinery not utilized in the profitable segments of the Company's business.”

In its evaluation, Glass Lewis notes that they are very hesitant to recommend the removal of incumbent directors, however, after an unbiased look at the all the facts Glass Lewis made its recommendation for Messrs. Gad and Jacobs by noting the following (emphasis added):

“Having thoroughly evaluated the Dissident's arguments, we believe the Dissident makes a compelling case that the Company's financial performance has been very poor and that its business is in disarray.”

“We agree that the incumbent board and management bear primary responsibility for the current state of the Company and that they have failed to articulate a credible path to creating shareholder value. In addition, the Company's classified board structure and long average director tenure suggest the board is entrenched and could likely benefit from additional fresh perspective, in our view.”

“We find that Rubicon's total shareholder return performance was very poor over every period reviewed, including on an absolute basis and relative to all three benchmark indices used in our analysis.”

“…we find that the Company's total shareholder return has been similarly poor under Mr. Weissman's tenure as CEO of the Company.”

Regarding Rubicon’s sudden desire to focus on shareholder value, Glass Lewis notes:

“The Company states that it has been exploring opportunities to improve the business and is executing on several favorable opportunities, however, we are inclined to judge the merit of this strategy on the Company's reported business performance and share price performance, both of which have been indefensibly poor.”

Citing Rubicon’s poor corporate governance, Glass Lewis notes:

"With respect to corporate governance, we agree with the Dissident that the Company's classified board structure runs contrary to corporate governance best practice and that shareholders and the Company would benefit by electing all directors annually.”

We believe, it’s time to put an end to the Rubicon status quo that put the interest of insiders ahead of shareholders which has led to significant and permanent shareholder loss.

We believe the Board has continued its self-serving behavior by appointing a questionable director with a lumpy track record less than four weeks before its annual meeting.

We believe shareholders deserve an accountable Board where every single director is elected every single year as an indication of corporate governance best practices.

We believe that he plan that Paragon has put forth, offers the most compelling and tangible opportunity for long-term shareholder value creation.

If you are concerned about the $150 million of losses at Rubicon during the past four years and what we believe is the poor track record of corporate governance and board performance at Rubicon, and would like to hear more about Paragon’s plans for the company, we urge you to contact us. Please contact Alliance Advisors, our proxy advisor, toll-free at 855-737-3183.

If you would like to speak with Sham Gad, the Chairman and CEO of Paragon and one of our director nominees, you may reach him at 706-340-4817.  If you would like to speak with Sham or have any questions, please do not hesitate to call Sham

* * *

Paragon Technologies, Inc. has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement and a blue proxy card in connection with its solicitation of votes for the election of director nominees at the 2016 annual meeting of shareholders of Rubicon Technology, Inc., a Delaware corporation (the “Company”).

Paragon Technologies, Inc. is the beneficial owner of 80,000 shares of common stock of the Company, par value $0.001 per share (“Common Stock”), Gad Partners Fund LP is the direct beneficial owner of 1,023 shares of Common Stock, and Hesham M. Gad is the direct beneficial owner of an additional 1,000 shares of Common Stock. Mr. Gad serves as the Chairman of the Board and Chief Executive Officer of Paragon Technologies, Inc. and is the managing member of Gad Partners Fund LP.

Paragon Technologies, Inc., its executive officers and directors, Gad Partners Fund LP and certain of its affiliates, and Paragon’s nominees to the board are the participants in the proxy solicitation. Information regarding the participants and their direct and indirect interests in the solicitation, by security holdings or otherwise, is included in Paragon’s definitive proxy statement and other materials filed with the SEC.

SHAREHOLDERS OF THE COMPANY SHOULD READ SUCH PROXY STATEMENT AND OTHER PROXY MATERIALS CAREFULLY AND IN THEIR ENTIRETY AS THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE COMPANY’S ANNUAL MEETING, PARAGON’S SOLICITATION OF PROXIES AND PARAGON’S NOMINEES TO THE BOARD. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM ALLIANCE ADVISORS, LLC.

Contacts:

Alliance Advisors, LLC

Toll-free number: 855-737-3183

Peter Casey, 973-873-7710